Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                       (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Record 2016 Results Including $10.5 Million of Net Income or $3.51 Per Diluted Share and Sixteenth Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – January 26, 2017 - FS Bancorp, Inc. (NASDAQ: FSBW) ("FS Bancorp" or the "Company"), the holding company for 1st Security Bank of Washington (the "Bank") today reported 2016 net income of $10.5 million, or $3.51 per diluted share, compared to net income of $8.9 million, or $2.93 per diluted share, for the same period last year.  Net income for the fourth quarter of 2016 was $2.5 million, or $0.86 per diluted share, compared to $2.0 million, or $0.66 per diluted share for the fourth quarter ended December 31, 2015.

"The improved fourth quarter year over year results reflect our ongoing strategy for growth, including the integration of the purchased Olympic Peninsula branches" stated Joe Adams, CEO.  "I am also pleased to announce that our Board of Directors has approved our sixteenth quarterly cash dividend in the amount of $0.10 per share."   The dividend will be paid on February 22, 2017, to shareholders of record as of February 8, 2017.

  2016 Fourth Quarter and Year End Highlights

•	Net income of $2.5 million for the fourth quarter of 2016, compared to $3.5 million for the previous quarter, and an increase from $2.0 million for the fourth quarter one year ago;
•	Earnings per diluted share decreased to $0.86 for the fourth quarter of 2016, compared to $1.18 for the preceding quarter in 2016, and increased from $0.66 for the fourth quarter of 2015;
•
Total gross loans increased $1.2 million, or 0.2%, to $605.4 million at December 31, 2016, compared to $604.2 million at September 30, 2016, and increased $94.1 million, or 18.4%, from $511.3 million at December 31, 2015;

•
Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $2.3 million, or 1.0%, to $219.0 million at December 31, 2016, from $216.8 million at September 30, 2016, and increased $112.7 million, or 106.0% from $106.3 million at December 31, 2015;

•	Net recoveries of prior loan charge-offs were $25,000 for the three months ended December 31, 2016, compared to net loan charge-offs of $54,000 for the three months ended December 31, 2015;
•	Net recoveries were $26,000 in 2016, compared to net loan charge-offs of $555,000 in 2015; and
•	Capital levels at the Bank were 13.9% for total risk-based capital and 10.3% for Tier 1 leverage capital at December 31, 2016, compared to 15.5% and 12.1% at December 31, 2015, respectively.

FS Bancorp Q4 Earnings
January 26, 2017

Balance Sheet and Credit Quality

Total assets increased $440,000, or 0.1% to $827.9 million at December 31, 2016, compared to $827.5 million at September 30, 2016, and increased $150.4 million, or 22.2% from $677.6 million at December 31, 2015.  The increase in total assets from September 30, 2016 was primarily due to increases in cash and cash equivalents of $19.9 million, certificates of deposit at other financial institutions of $1.2 million, securities available-for-sale of $1.1 million, premises and equipment, net of $941,000, servicing rights of $805,000, Federal Home Loan Bank stock, at cost of $715,000, and loans receivable, net of $517,000, partially offset by a decrease in loans held for sale of $24.6 million as a result of the decline in one-to-four-family originations of loans held for sale resulting from the recent increase in home lending interest rates. The $150.4 million increase in total assets at December 31, 2016, compared to December 31, 2015, was primarily due to increases in loans receivable, net of $90.8 million, securities available-for-sale of $26.7 million, cash and cash equivalents of $12.0 million, and loans held for sale of $7.6 million. These increases in assets were funded primarily by increased deposits from the purchase of the four retail branches located on the Olympic Peninsula ("Branch Purchase") in the first quarter of 2016.

LOAN PORTFOLIO
(Dollars in thousands)	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$55,871	9.2%	$55,794	9.2%	$50,034	9.8%
Construction and development	94,462	15.6	90,201	14.9	80,806	15.8
Home equity	20,081	3.3	19,649	3.3	16,540	3.2
One-to-four-family (excludes held for
sale)	124,009	20.5	116,886	19.4	102,921	20.1
Multi-family	37,527	6.2	33,988	5.6	22,223	4.4
Total real estate loans	331,950	54.8	316,518	52.4	272,524	53.3

CONSUMER LOANS
Indirect home improvement	107,759	17.8	104,524	17.3	103,064	20.2
Solar	36,503	6.1	34,806	5.8	29,226	5.7
Marine	28,549	4.7	29,268	4.8	23,851	4.7
Other consumer	1,915	0.3	1,978	0.3	2,181	0.4
Total consumer loans	174,726	28.9	170,576	28.2	158,322	31.0

COMMERCIAL BUSINESS LOANS
Commercial and industrial	65,841	10.9	68,526	11.4	59,619	11.6
Warehouse	32,898	5.4	48,598	8.0	20,817	4.1
Total commercial business loans	98,739	16.3	117,124	19.4	80,436	15.7
Total loans receivable, gross	605,415	100.0%	604,218	100.0%	511,282	100.0%

Allowance for loan losses	(10,211)		(9,586)		(7,785)
Deferred cost, fees, and discounts, net	(1,887)		(1,832)		(962)
Total loans receivable, net	$593,317		$592,800		$502,535

Loans receivable, net increased $517,000, or 0.1%, to $593.3 million at December 31, 2016, from $592.8 million at September 30, 2016, and increased $90.8 million, or 18.1%, from $502.5 million at December 31, 2015.  Total real estate loans increased $15.4 million quarter over quarter including increases of $7.1 million in portfolio one-to-four-family loans, $4.3 million in construction and development loans, $3.5 million in multi-family loans, and $432,000 in home equity loans.  Quarter over quarter changes in other loan categories include a $15.7 million decrease in warehouse lending due to higher home lending rates and seasonal paydowns, a $4.2 million increase in consumer loans, and a $2.7 million decrease in commercial and industrial loans.

FS Bancorp Q4 Earnings
January 26, 2017

One-to-four-family originations of loans held for sale including loans brokered to other institutions decreased $45.1 million, or 19.4%, to $187.8 million during the quarter ended December 31, 2016, compared to $232.9 million for the preceding quarter, and increased $60.4 million, or 47.4%, from $127.4 million for the same quarter one year ago.  The reduction in originations from the third quarter was primarily a result of seasonal reductions in home purchases in the Pacific Northwest and higher interest rates which reduced refinance activity.  The percentage of one-to-four-family mortgage loan originations for home purchases was 63.3% of fourth quarter 2016 volume versus 36.7% of refinance activity.  This compares to 60.9% of third quarter 2016 volume to purchase a home versus 39.1% to refinance their home, and 73.2% in purchase activity versus 26.8% in refinance activity during the fourth quarter of 2015.  During the quarter ended December 31, 2016, the Company sold $195.5 million of one-to-four-family mortgage loans, compared to $205.1 million in sales for the preceding quarter, and sales of $132.3 million for the quarter ended December 31, 2015.

The allowance for loan losses at December 31, 2016 was $10.2 million, or 1.7% of gross loans receivable, excluding loans held for sale, compared to $9.6 million, or 1.6% of gross loans receivable, excluding loans held for sale at September 30, 2016, and $7.8 million, or 1.5% of gross loans receivable, excluding loans held for sale at December 31, 2015.  Non-performing loans, consisting of non-accrual loans, increased to $721,000 at December 31, 2016, from $594,000 at September 30, 2016, and decreased from $1.0 million at December 31, 2015.  Substandard loans increased $4.3 million, or 116.2%, to $8.0 million at December 31, 2016, compared to $3.7 million at September 30, 2016, and increased from $3.0 million at December 31, 2015.  The $5.0 million increase in substandard loans from one year ago was primarily due to the downgrade of six commercial lines of credit with a balance of $4.9 million. The majority of loans reported as substandard are a result of the financial performance by the borrowers and remain on accrual status.  There was no other real estate owned ("OREO") at December 31, 2016, at September 30, 2016, or at December 31, 2015.  At both December 31, 2016 and September 30, 2016, the Company had one restructured loan of $57,000 which was performing in accordance with its modified terms, and at December 31, 2015, the Company had restructured loans of $734,000, of which one loan with a balance of $525,000 was on nonaccrual, and the remaining two loans with an aggregate balance of $209,000 were performing in accordance with their modified terms.

Total deposits increased $9.4 million, or 1.3%, to $712.6 million at December 31, 2016, from $703.2 million at September 30, 2016, and increased $227.4 million, or 46.9%, from $485.2 million at December 31, 2015, primarily due to the Branch Purchase.  Relationship-based transactional deposits increased $2.3 million to $219.0 million at December 31, 2016, from $216.8 million at September 30, 2016, and increased $112.7 million from $106.3 million at December 31, 2015.  Money market and savings accounts increased $9.2 million, or 3.2%, to $297.8 million at December 31, 2016, from $288.7 million at September 30, 2016, and increased $108.1 million, or 57.0%, from $189.7 million at December 31, 2015.  Time deposits decreased $2.0 million, or 1.0%, to $195.7 million at December 31, 2016, from $197.7 million at September 30, 2016, and increased $6.6 million, or 3.5%, from $189.1 million at the same period last year.  Reductions in time deposits quarter over quarter was a result of management's decision to run off maturing certificates of deposit that did not have a full deposit relationship with the Bank. Non-retail certificates of deposit which include brokered certificates of deposit, online certificates of deposit, and public funds, decreased $248,000 to $60.2 million at December 31, 2016, compared to $60.5 million at September 30, 2016, and increased $13.9 million from $46.3 million at December 31, 2015.  Management remains focused on growth in lower cost relationship-based deposits.

FS Bancorp Q4 Earnings
January 26, 2017

DEPOSIT BREAKDOWN (Dollars in thousands)
	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$143,236	20.1%	$143,251	20.4%	$66,676	13.8%
Interest-bearing checking	66,119	9.3	63,682	9.1	34,098	7.0
Savings	54,996	7.7	50,348	7.2	30,126	6.2
Money market	242,849	34.1	238,321	33.9	159,605	32.9
Certificates of deposit less than $100,000	93,791	13.2	93,953	13.3	65,175	13.4
Certificates of deposit of $100,000 through $250,000	74,832	10.5	76,855	10.9	91,317	18.8
Certificates of deposit of $250,000 and over	27,094	3.8	26,910	3.8	32,610	6.7
Escrow accounts related to mortgages serviced	9,676	1.3	9,844	1.4	5,571	1.2
Total	$712,593	100.0%	$703,164	100.0%	$485,178	100.0%

At December 31, 2016, we had total debt of $22.5 million consisting of borrowings of $12.7 million and a subordinated note, net of $9.8 million, compared to total debt of $30.9 million at September 30, 2016.  Borrowings decreased $8.4 million, or 39.8%, to $12.7 million at December 31, 2016, from $21.0 million at September 30, 2016, primarily due to the lower balance of loans held for sale.

Total stockholders' equity increased $1.5 million, or 1.9% to $81.0 million at December 31, 2016, from $79.6 million at September 30, 2016, and increased $5.7 million, or 7.6%, from $75.3 million at December 31, 2015.  The increase in equity from the third quarter of 2016 was predominately a result of net income of $2.5 million, primarily offset by an increase of $1.3 million in other comprehensive loss, net of tax, representing unrealized losses in market values of available-for-sale securities.  Book value per common share was $28.32 at December 31, 2016, compared to $27.89 at September 30, 2016, and $25.18 at December 31, 2015.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation with a total risk-based capital ratio of 13.9%, a Tier 1 leverage capital ratio of 10.3%, and a common equity Tier 1 ("CET1") capital ratio of 12.6% at December 31, 2016.  At December 31, 2015, the total risk-based capital ratio was 15.5%, the Tier 1 leverage capital ratio was 12.1%, and the CET1 capital ratio was 14.3%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 12.9%, a Tier 1 leverage capital ratio of 9.5%, and a CET1 ratio of 11.6% at December 31, 2016, compared to 14.9%, 11.6%, and 13.6% at December 31, 2015, respectively.

Operating Results

Net interest income increased $1.4 million, or 18.6%, to $9.2 million for the three months ended December 31, 2016, from $7.8 million for the three months ended December 31, 2015.  For the year ended December 31, 2016, net interest income increased $5.8 million, or 20.7%, to $33.9 million, compared to $28.0 million for the same period in the prior year. These increases were primarily due to the increase in loans receivable, net over the previous year.

FS Bancorp Q4 Earnings
January 26, 2017

The net interest margin ("NIM") decreased 29 basis points to 4.66% for the three months ended December 31, 2016, from 4.95% for the three months ended December 31, 2015, and decreased 57 basis points to 4.44% for the year ended December 31, 2016, from 5.01% for the same period last year.  The decreased NIM reflects continued growth in diversified, lower yielding assets including loan and investment assets.  As a percentage, consumer loans to total loans were 28.9% at December 31, 2016, compared to 31.0% at December 31, 2015, reflecting our loan diversification strategy.  The average cost of funds decreased 14 basis points to 0.58% for the three months ended December 31, 2016, from 0.72% for the three months ended December 31, 2015, and decreased 13 basis points to 0.59% for the year ended December 31, 2016, from 0.72% for the year ended December 31, 2015.  The decrease primarily reflects a significant amount of lower cost relationship-based transactional deposits acquired in the branch purchase and the decline in the percentage of higher cost certificates of deposit to total deposits over the last year.  Management remains focused on matching deposit duration with the duration of earning assets where appropriate.

The provision for loan losses was $600,000 for the three months ended December 31, 2016 and $450,000 for the three months ended December 31, 2015. For the year ended December 31, 2016, the provision for loan losses was $2.4 million, compared to $2.3 million for the year ended December 31, 2015. The increase in the provision for the year ended December 31, 2016 was primarily due to net balance sheet loan growth of $90.8 million. Net recoveries totaled $25,000 during the three months ended December 31, 2016, compared to net charge-offs of $54,000 during the three months ended December 31, 2015. During the year ended December 31, 2016, net recoveries totaled $26,000 compared to net charge-offs of $555,000 during the year ended December 31, 2015.

Noninterest income increased $1.6 million, or 40.7%, to $5.4 million for the three months ended December 31, 2016, from $3.9 million for the three months ended December 31, 2015.  This increase was primarily due to a $1.2 million increase in gain on sale of loans, and a $379,000 increase in service charges and fee income.  Noninterest income increased $6.0 million, or 34.0%, to $23.6 million for the year ended December 31, 2016, from $17.6 million for the year ended December 31, 2015.  The increase over the last year was primarily due to a $4.4 million increase in gain on sale of loans, and a $1.4 million increase in service charges and fee income.

Noninterest expense increased $2.1 million, or 27.1%, to $10.1 million for the three months ended December 31, 2016, from $7.9 million for the three months ended December 31, 2015.  The increase in noninterest expense was primarily a result of a $1.2 million, or 28.1% increase in salaries and benefits, including $823,000 of commissions and incentives for the loan production staff reflecting our increased loan production, as well as stock-based compensation associated with the equity incentive plan with the remainder of the increase in salaries and benefits due to additional staff added as a result of the Branch Purchase.  Other expense categories that increased due to the Branch Purchase and Company growth include a $612,000, or 52.4% increase in operations costs associated with increased loans and deposits, a $150,000, or 31.3% increase in occupancy, a $140,000, or 100.0% increase in amortization of core deposit intangible, and a $117,000, or 26.5% increase in data processing.  These increases were partially offset by the absence of acquisition costs for the three months ended December 31, 2016, as compared to $444,000 in acquisition costs for the three months ended December 31, 2015. Increases specifically associated with loan production included a $299,000, or 71.7% increase in loan costs.

Noninterest expense increased $9.3 million, or 31.3%, to $38.9 million for the year ended December 31, 2016, from $29.6 million for the year ended December 31, 2015, primarily as a result of the Branch Purchase and Company growth including a $5.3 million, or 31.4% increase in salaries and benefits, a $1.6 million, or 37.1% increase in operations costs, a $958,000, or 61.9% increase in loan costs, a $561,000, or 35.7% increase in data processing, a $537,000, or 28.8% increase in occupancy expense, and a $285,000, or 17.2% increase in professional fees.  We

FS Bancorp Q4 Earnings
January 26, 2017

also recorded $522,000 in amortization from the core deposit intangible attributable to the Branch Purchase during the year ended December 31, 2016, as compared to none in the same period last year.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its eleven branches and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank purchased four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) on January 22, 2016, and the branches opened as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all, including, in particular, our acquisition of four branches from Bank of America, NA; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FS Bancorp Q4 Earnings
January 26, 2017

FS BANCORP, INC. AND SUBSIDIARY
 CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2016	2016	2015
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$3,590	$3,445	$1,708
Interest-bearing deposits at other financial institutions	32,866	13,068	22,747
Total cash and cash equivalents	36,456	16,513	24,455
Certificates of deposit at other financial institutions	15,248	14,009	12,421
Securities available-for-sale, at fair value	81,875	80,762	55,217
Loans held for sale, at fair value	52,553	77,129	44,925
Loans receivable, net	593,317	592,800	502,535
Accrued interest receivable	2,524	2,557	2,107
Premises and equipment, net	16,012	15,071	13,856
Federal Home Loan Bank ("FHLB") stock, at cost	2,719	2,004	4,551
Bank owned life insurance ("BOLI"), net	10,054	9,983	9,772
Servicing rights, held at the lower of cost or fair value	8,459	7,654	5,811
Goodwill	2,312	2,312	—
Core deposit intangible, net	1,717	1,857	—
Other assets	4,680	4,835	1,911
TOTAL ASSETS	$827,926	$827,486	$677,561
LIABILITIES
Deposits:
Noninterest-bearing accounts	$152,913	$153,095	$72,247
Interest-bearing accounts	559,680	550,069	412,931
Total deposits	712,593	703,164	485,178
Borrowings	12,670	21,030	98,769
Subordinated note:
Principal amount	10,000	10,000	10,000
Unamortized debt issuance costs	(175)	(180)	(195)
Total subordinated note less unamortized debt issuance costs	9,825	9,820	9,805
Deferred tax liability, net	1,161	1,944	1,293
Other liabilities	10,644	11,971	7,176
Total liabilities	746,893	747,929	602,221
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; none issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares authorized;
3,059,503 shares issued and outstanding at December 31,2016,
3,057,753 at September 30, 2016, and 3,242,120 at December 31,
2015	31	31	32
Additional paid-in capital	27,334	26,866	30,692
Retained earnings	55,584	53,326	46,175
Accumulated other comprehensive (loss) income, net of tax	(536)	773	78
Unearned shares - Employee Stock Ownership Plan ("ESOP")	(1,380)	(1,439)	(1,637)
Total stockholders' equity	81,033	79,557	75,340
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$827,926	$827,486	$677,561

FS Bancorp Q4 Earnings
January 26, 2017

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable including fees	$9,758	$8,376	$35,772	$30,418
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	498	414	2,248	1,289
Total interest and dividend income	10,256	8,790	38,020	31,707
INTEREST EXPENSE
Deposits	844	804	3,254	3,229
Borrowings	49	77	226	285
Subordinated note	171	157	683	144
Total interest expense	1,064	1,038	4,163	3,658
NET INTEREST INCOME	9,192	7,752	33,857	28,049
PROVISION FOR LOAN LOSSES	600	450	2,400	2,250
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,592	7,302	31,457	25,799
NONINTEREST INCOME
Service charges and fee income	903	524	3,391	1,977
Gain on sale of loans	4,335	3,107	19,058	14,672
Gain on sale of investment securities	—	—	146	76
Earnings on cash surrender value of BOLI	71	71	282	216
Other noninterest income	135	166	692	652
Total noninterest income	5,444	3,868	23,569	17,593
NONINTEREST EXPENSE
Salaries and benefits	5,472	4,271	21,982	16,732
Operations	1,779	1,167	6,000	4,376
Occupancy	629	479	2,404	1,867
Data processing	558	441	2,134	1,573
Gain on sale of OREO	—	—	(150)	—
Loan costs	716	417	2,505	1,547
Professional and board fees	453	390	1,943	1,658
Federal Deposit Insurance Corporation insurance	182	77	487	305
Marketing and advertising	157	251	710	709
Acquisition costs	—	444	389	876
Amortization of core deposit intangible	140	—	522	—
Recovery on servicing rights	(1)	—	(3)	—
Total noninterest expense	10,085	7,937	38,923	29,643
INCOME BEFORE PROVISION FOR INCOME TAXES	3,951	3,233	16,103	13,749
PROVISION FOR INCOME TAXES	1,405	1,217	5,604	4,873
NET INCOME	$2,546	$2,016	$10,499	$8,876
Basic earnings per share	$0.89	$0.67	$3.63	$2.98
Diluted earnings per share	$0.86	$0.66	$3.51	$2.93

FS Bancorp Q4 Earnings
January 26, 2017

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)	At or For the Three Months Ended
PERFORMANCE RATIOS:	December 31, 2016	September 30, 2016	December 31, 2015
Return on assets (ratio of net income to average total assets) (1)	1.23%	1.71%	1.23%
Return on equity (ratio of net income to average equity) (1)	12.92	18.08	10.90
Yield on average interest-earning assets	5.20	5.09	5.61
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.58	0.57	0.72
Interest rate spread information – average during period	4.62	4.52	4.89
Net interest margin (1)	4.66	4.55	4.95
Operating expense to average total assets	4.86	5.11	4.83
Average interest-earning assets to average interest-bearing
liabilities	135.05	135.98	125.51
Efficiency ratio (2)	68.91	64.46	68.30

	At or For the Year Ended
PERFORMANCE RATIOS:	December 31, 2016	December 31, 2015
Return on assets (ratio of net income to average total assets) (1)	1.31%	1.52%
Return on equity (ratio of net income to average equity) (1)	13.84	12.73
Yield on average interest-earning assets	4.99	5.67
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.59	0.72
Interest rate spread information – average during period	4.40	4.84
Net interest margin	4.44	5.01
Operating expense to average total assets	4.87	5.07
Average interest-earning assets to average interest-bearing
liabilities	135.60	127.09
Efficiency ratio (2)	67.78	64.95

ASSET QUALITY RATIOS AND DATA:	December 31, 2016	September 30, 2016	December 31, 2015
Non-performing assets to total assets at end of period (3)	0.09%	0.07%	0.15%
Non-performing loans to total gross loans (4)	0.12	0.10	0.20
Allowance for loan losses to non-performing loans (4)	1,387.36	1,613.80	765.49
Allowance for loan losses to gross loans receivable	1.69	1.59	1.52

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	10.33%	10.33%	12.14%
Tier 1 risk-based capital	12.62	12.21	14.26
Total risk-based capital	13.87	13.46	15.51
Common equity Tier 1 capital	12.62	12.21	14.26
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	9.52%	9.38%	11.56%
Total risk-based capital	12.88	12.39	14.90
Common equity Tier 1 capital	11.63	11.14	13.64

FS Bancorp Q4 Earnings
January 26, 2017

	At or For the Three Months Ended
PER COMMON SHARE DATA:	December 31, 2016		September 30, 2016		December 31, 2015
Basic earnings per share	$0.89		$1.21		$0.67
Diluted earnings per share	$0.86		$1.18		$0.66
Weighted average basic shares outstanding	2,860,260		2,851,147		2,991,225
Weighted average diluted shares outstanding	2,975,963		2,938,439		3,074,048
Common shares outstanding at period end	2,861,135	(5)	2,852,905	(6)	2,991,910	(7)
Book value per share using outstanding common shares	$28.32		$27.89		$25.18
Tangible book value per share using outstanding common shares (8)	$26.91		$26.42		$25.18

_______________________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,059,503 at December 31, 2016, less 68,763 restricted stock shares, and 129,605 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,057,753 at September 30, 2016, less 68,763 restricted stock shares, and 136,085 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,242,120 at December 31, 2015, less 94,684 restricted stock shares, and 155,526 unallocated ESOP shares.
(8)
Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure.  See also Non-GAAP Financial Measures reconciliation in the table below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders' equity is calculated by excluding intangible assets from stockholders' equity.  For this financial measure, the Company's intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

FS Bancorp Q4 Earnings
January 26, 2017

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	December 31, 2016	September 30, 2016	December 31, 2015
	(Dollars in thousands)

Stockholders' equity	$81,033	$79,557	$75,340
Less: Goodwill and core deposit intangible	4,029	4,169	—
Tangible common stockholders' equity	$77,004	$75,388	$75,340

Common shares outstanding at end of period	2,861,135	2,852,905	2,991,910

Common stockholders' equity (book value) per share (GAAP)	$28.32	$27.89	$25.18
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$26.91	$26.42	$25.18